American Balanced Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

December 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$641,065
Class B	$15,571
Class C	$49,332
Class F1	$25,793
Class F2	$7,506
Total	$739,267
Class 529-A	$36,800
Class 529-B	$1,576
Class 529-C	$7,193
Class 529-E	$1,725
Class 529-F1	$1,528
Class R-1	$1,506
Class R-2	$13,722
Class R-3	$41,191
Class R-4	$50,016
Class R-5	$40,820
Class R-6	$42,000
Total	$238,077

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3800
Class B	$0.2254
Class C	$0.2238
Class F1	$0.3790
Class F2	$0.4254
Class 529-A	$0.3642
Class 529-B	$0.2012
Class 529-C	$0.2114
Class 529-E	$0.3140
Class 529-F1	$0.4078
Class R-1	$0.2277
Class R-2	$0.2358
Class R-3	$0.3174
Class R-4	$0.3786
Class R-5	$0.4361
Class R-6	$0.4456

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,679,893
Class B	55,195
Class C	213,416
Class F1	73,550
Class F2	20,536
Total	2,042,590
Class 529-A	103,120
Class 529-B	6,595
Class 529-C	34,090
Class 529-E	5,509
Class 529-F1	4,019
Class R-1	5,959
Class R-2	57,021
Class R-3	128,814
Class R-4	147,531
Class R-5	100,422
Class R-6	105,401
Total	698,481

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.40
Class B	$20.35
Class C	$20.31
Class F1	$20.39
Class F2	$20.39
Class 529-A	$20.38
Class 529-B	$20.39
Class 529-C	$20.37
Class 529-E	$20.37
Class 529-F1	$20.36
Class R-1	$20.29
Class R-2	$20.30
Class R-3	$20.32
Class R-4	$20.37
Class R-5	$20.41
Class R-6	$20.40